Exhibit 99.1

9 Meters Biopharma, Inc. Amends Definition of Primary Endpoint
for Phase 3 Trial in Celiac Disease After Consultation with FDA
-New methodology enables a more capital-efficient study, with reduction in participants from 630 to 525 while maintaining statistical powering at 90%
-Continuous variable approach more aptly reflects change in celiac disease patient symptoms over trial duration

Raleigh, NC, June 29, 2020 - 9 Meters Biopharma, Inc. (Nasdaq: NMTR), a clinical-stage rare and unmet needs-focused gastroenterology company, today announced that, after consultation with the FDA, the company will modify its definition of the primary endpoint in the ongoing Phase 3 trial evaluating larazotide for treating celiac disease. The validated instrument used for the primary assessment remains the Celiac Disease Patient-Reported Outcome (CeD PRO). However, the definition of the primary endpoint will now utilize a continuous variable instead of a responder analysis. The design and execution of the ongoing trial have not been affected.
The trial is a randomized, double-blind, placebo-controlled study to evaluate the safety and efficacy of larazotide for patients with celiac disease who continue to experience gastrointestinal symptoms while following a gluten-free diet. The primary efficacy outcome of the study comprises the mean change from baseline on the CeD PRO rating scale abdominal domain over 12 weeks for two active treatment doses (0.25 mg and 0.50 mg) compared to placebo.
“We have adjusted our approach to the primary endpoint calculation after consultation with the FDA to utilize a continuous variable instead of a responder analysis. Consequently, we have reduced the size of the study population to 525 from the original 630, while maintaining the study’s original 90% statistical powering,” said Patrick H. Griffin, M.D., FACP, chief medical officer of 9 Meters.
The trial is currently under way at over 100 clinical sites, with an interim analysis still anticipated during the first half of 2021 and topline data anticipated in the second half of 2021. For more information on the trial, please visit Clinicaltrials.gov: NCT03569007.
About 9 Meters Biopharma
9 Meters Biopharma, Inc. (“the Company”) is a rare unmet needs-focused GI platform company. The Company is advancing NM-002, a proprietary long-acting GLP-1 agonist into Phase 2 trial for Short Bowel Syndrome (SBS), a rare, orphan disease, as well as larazotide, a Phase 3 tight junction regulator being evaluated for patient-reported symptom improvement in non-responsive celiac disease.

For more information, please visit www.9meters.com.

Forward-looking Statements
This press release includes forward-looking statements based upon the Company's current expectations. Forward-looking statements involve risks and uncertainties, and include, but are not limited to, the potential effects of the ongoing coronavirus outbreak and related mitigation efforts on the Company's clinical, financial and operational activities; the Company's continued listing on Nasdaq; expectations regarding future financings; the future operations of the Company; the nature, strategy and focus of the Company; the development and commercial potential and potential benefits of any product candidates of the Company; anticipated preclinical and clinical drug development activities and related timelines, including the expected

Exhibit 99.1

timing for data and other clinical and preclinical results; the Company having sufficient resources to advance its pipeline; and any other statements that are not historical fact. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: (i) uncertainties associated with the clinical development and regulatory approval of product candidates; (ii) risks related to the inability of the Company to obtain sufficient additional capital to continue to advance these product candidates and its preclinical programs; (iii) uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; (iv) risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; (v) the impact of COVID-19 on our operations, clinical trials or proposed merger and future financings and (vi) risks associated with the possible failure to realize certain anticipated benefits of the Company’s recent merger and the Naia acquisition, including with respect to future financial and operating results. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements because of these risks and uncertainties. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section entitled "Risk Factors" in the Company’s. Annual Report on Form 10-K for the year ended December 31, 2019, Form 10-Q for the quarter ended March 31, 2020 and in other filings that the Company has made and future filings the Company will make with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.
Corporate contacts
Edward J. Sitar
Chief Financial Officer
9 Meters Biopharma, Inc.
investor-relations@9meters.com
www.9meters.com

Media contact
Amy Jobe, Ph.D.
LifeSci Communications, LLC
ajobe@lifescicomms.com
315-879-8192

Investor contact
Corey Davis, Ph.D.
LifeSci Advisors, LLC
cdavis@lifesciadvisors.com
212-915-2577